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                      August 15, 2020

       Paul E. Stone
       Chief Executive Officer
       Hertz Global Holdings, Inc.
       8501 Williams Road
       Estero, Florida 33928

                                                        Re: Hertz Global
Holdings, Inc.
                                                            Supplement to
Prospectus dated June 12, 2019
                                                            Filed June 15, 2020
                                                            File No. 333-231878
                                                            Current Report on
Form 8-K
                                                            Filed June 15, 2020
                                                            Form 10-Q for the
Fiscal Quarter ended June 30, 2020
                                                            Filed August 10,
2020
                                                            File No. 001-37665

       Dear Mr. Stone:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services